Exhibit 10.21

SCHEDULE OF DIRECTOR COMPENSATION

For 2012, Westwood Holdings Group, Inc. paid each non-employee member of our Board of Directors a $20,000 annual retainer, $5,000 for each regularly scheduled quarterly meeting of the Board of Directors attended by the member and $5,000 per board or committee meeting attended other than regularly scheduled quarterly meetings. The Chairman of the Audit Committee receives an additional $5,000 annual retainer. Additionally, upon the date of election or re-election as a member of our Board of Directors, each non-employee director is awarded 1,500 restricted shares of our common stock, which vest approximately 12 months from the date of grant. We review our compensation arrangement for directors from time to time.